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                                                                       Exhibit 5

                      [LETTERHEAD OF ACQUIROR'S COUNSEL]

                                         August   , 1995

Continental Cablevision, Inc.
The Pilot House, Lewis Wharf
Boston, MA 02109

Ladies and Gentlemen:

     Continental Cablevision, Inc. (the "Company") entered into an Amended and Restated Agreement and Plan of Merger dated as of November 18, 1994 with Providence Journal Company ("Providence Journal"), The Providence Journal Company (a newly formed subsidiary of Providence Journal), King Holding Corporation and King Broadcasting Corporation (the "Merger Agreement") providing for the merger of a subsidiary of Providence Journal, which, following an internal corporate restructuring of Providence Journal and its subsidiaries, will own all of Providence Journal's cable television businesses, with and into the Company (the "Merger"). The Company is required to register securities which are to be issued to the current stockholders of Providence Journal pursuant to the Merger in the amount set forth herein. In connection with the registration on Form S-4 under the Securities Act of 1933, as amended, of the 30,725,207 shares (the "Class A Common Stock") of Class A Common Stock of the Company to be issued in the Merger, the following opinion is furnished to you to be filed with the Securities and Exchange Commission as Exhibit 5 to your registration statement on Form S-4, Registration No. 33- 57471 (the "Registration Statement").

     We have acted as counsel for the Company in connection with the Registration Statement, and we have examined originals or copies of corporate records, certificates and statements of officers and accountants of the Company and of public officials, and such other documents which we have considered relevant and necessary, and we have made such examination of law as we have considered necessary in order to furnish the opinion hereafter set forth. In making such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies, which facts we have not independently verified.

     Based on and subject to the foregoing, we are of the opinion that the shares of Class A Common Stock have been duly authorized and, when issued and delivered in accordance
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Continental Cablevision, Inc.
August   , 1995
Page 2

with the terms of the Merger Agreement, will be validly issued, fully paid and non- assessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm in the Prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.


                                              Very truly yours,

                                              /s/ Sullivan & Worcester

                                              SULLIVAN & WORCESTER